Exhibit 99.1

N e w s   R e l e a s e

        QUICKSILVER RESOURCES INC.
        777 West Rosedale Street
Fort Worth, TX  76104
www.qrinc.com

Quicksilver Resources Announces Two-for-One Stock Split

FORT WORTH, TEXAS (January 7, 2008)– Quicksilver Resources Inc. (NYSE: KWK) announced that its board of directors has unanimously approved a two-for-one split of the company’s outstanding common stock.  The stock split is applicable to stockholders of record at the close of business on January 18, 2008.  The stock split will be accomplished through a stock dividend to be issued on January 31, 2008.  Following the split, Quicksilver will have approximately 158 million common shares outstanding.

“We are very excited about the identified growth opportunities that we see for Quicksilver,” said Glenn Darden, Quicksilver president and chief executive officer.  “Splitting the stock reflects our board of directors’ confidence in the company’s ability to continue to execute our strategy for organic growth and value creation.  Additionally, the split is expected to enhance the liquidity of the company’s shares and make them available to a larger group of potential investors.”

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Granbury, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas and crude oil prices; failure or delays in achieving expected production from natural gas and crude oil exploration and development projects; effects of hedging natural gas and crude oil prices; uncertainties inherent in estimates of natural gas and crude oil reserves and predicting natural gas and crude oil reservoir performance; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related

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delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Investor & Media Contact:
Rick Buterbaugh
(817) 665-4835

KWK 08-02

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